EXHIBIT 2
Schedule of Transactions in Shares
The following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons or on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through 4:00 pm, New York City time, on February 18, 2021.
eHealth, Inc.
Trade Date	Transaction	Security	Quantity Bought (Sold)	Unit Cost(1)
12/30/2020	Buy	Common Stock	22,074	$69.81(2)
12/30/2020	Buy	Common Stock	1,600	$70.24(3)
12/31/2020	Buy	Common Stock	39,000	$69.71(4)
12/31/2020	Buy	Common Stock	6,427	$70.31(5)
2/18/2021	Buy	Common Stock	750,501	$52.75
2/18/2021	Buy	Put Option; Strike $45; Exp. 10/15/2021	7,505	$9.40
2/18/2021	Sell short	Call Option; Strike $65; Exp. 10/15/2021	7,505	$9.63
(1)	Excludes brokerage commissions and other costs of execution.
(2)
The price reported is a weighted average price. These shares were sold in transactions through a broker-dealer at prices ranging from $69.23 to $70.23, inclusive. Hudson Executive and the other Reporting Persons undertake to provide the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares sold at each separate price within the range set forth in this footnote 2.

(3)
The price reported is a weighted average price. These shares were bought in transactions through a broker-dealer at prices ranging from $70.24 to $70.25, inclusive. Hudson Executive and the other Reporting Persons undertake to provide the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares sold at each separate price within the range set forth in this footnote 3.

(4)
The price reported is a weighted average price. These shares were bought in transactions through a broker-dealer at prices ranging from $69.13 to $70.10, inclusive. Hudson Executive and the other Reporting Persons undertake to provide the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares sold at each separate price within the range set forth in this footnote 4.

(5)
The price reported is a weighted average price. These shares were bought in transactions through a broker-dealer at prices ranging from $70.17 to $70.60, inclusive. Hudson Executive and the other Reporting Persons undertake to provide the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares sold at each separate price within the range set forth in this footnote 5.